Exhibit 99.1

FOR IMMEDIATE RELEASE

GYRODYNE, LLC ANNOUNCES AGREEMENT TO SELL 49-ACRE PARCEL IN SMITHTOWN, NEW YORK AS PART OF STRATEGIC LIQUIDATION PLAN

St. James, New York, August 4, 2025: Gyrodyne, LLC (NASDAQ:GYRO), an owner and manager of a diversified portfolio of real estate properties, today announced that its subsidiary, GSD Flowerfield, LLC, has entered into a purchase and sale agreement (the “Agreement”) for the sale of approximately 49 acres of vacant land located within the Company’s Flowerfield complex in St. James, New York (the “Property”) to B2K Smithtown LLC (“B2K”).

The Agreement sets a purchase price range of $24,000,000 to $28,740,000, with the final amount subject to certain conditions and contingencies, and based on current information, the Company estimates the final price to be $28,740,000.

“This agreement marks a significant milestone in the execution of our strategic plan,” said Gary Fitlin, Chief Executive Officer of Gyrodyne. “We believe this transaction aligns with our commitment to maximize value for our shareholders. The transaction may also enhance the marketability and value of our adjacent industrial park at Flowerfield, and the proposed development will bring long-term value to the Smithtown community. As we evaluated potential uses for the property, it became clear that there is a meaningful need for assisted living facilities in the region, which also has a low traffic impact to the community. In our discussions with B2K Development, we agreed on the importance of aligning with community values, and we are pleased that their proposed development will preserve over 40% of the property as open space.”

As a result of the Agreement and associated assumptions, including anticipated site plan approval and additional projected costs incurred in connection with the revised liquidation timeline, the Company currently estimates its net asset value in liquidation (“NAV”) as of June 30, 2025, to be approximately $32.6 million, with an estimated NAV per share of $14.83, an increase in NAV of $1.8 million or $0.84 per share. This represents an approximate 6% increase over the NAV reported in the first quarter 10-Q of $30.8 million or $14.01 per share.

Peter Pitsiokos, Chief Operating Officer of Gyrodyne noted “Our agreement with B2K Development reflects our confidence in a proven and trusted company whose successful residential developments throughout the region are the result of a corporate culture that works with surrounding neighbors and government authorities to ensure their projects complement and enhance the communities in which they are situated.”

A JLL Capital Markets team led by Senior Managing Director Jose Cruz, Director Ryan Robertson and Vice Chairman David Leviton arranged the sale on behalf of Gyrodyne.

The Agreement includes customary representations, warranties, and covenants. A copy of the full Agreement has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2025.

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties in the New York metropolitan area. Gyrodyne owns a 63-acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of plans to seek value-enhancing entitlements. Gyrodyne also owns a medical office park in Cortlandt Manor, New York which is also the subject of a subdivision application. Gyrodyne's common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties generally relating to our efforts to enhance the values of our remaining properties and seek the orderly, strategic sale of such properties as soon as reasonably practicable, risks associated with the Article 78 Proceeding against the Company and any other litigation that may develop in connection with our efforts to enhance the value of and sell our properties, risks relating to our national marketing campaign led by JLL for the sale of our Flowerfield and Cortlandt Manor properties, risks associated with our purchase and sale agreement with B2K (and future purchase and sale agreements for our remaining properties that may be contingent on years-long regulatory contingencies) in light of our financial condition, community activism risk, proxy contests and other actions of activist shareholders, regulatory enforcement risk, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, the potential residual effects of the COVID-19 pandemic, lingering risks relating to the 2023 banking crisis and closure of two major banks (including one with whom we indirectly had a mortgage loan which the FDIC transferred in December 2023 to a new holder following the banks closure), ongoing inflation risk, ongoing interest rate uncertainty, recession uncertainty and supply chain constraints or disruptions, and other risks detailed from time to time in Gyrodyne’s SEC reports.

Contact:

Gary Fitlin
Chief Executive Officer

Gyrodyne, LLC
Phone: (631) 584-5400
gfitlin@gyrodyne.com
https://www.gyrodyne.com/